UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2005 (February 28, 2005)

Baker Hughes Incorporated

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

3900 Essex Lane, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2005, Baker Hughes Incorporated (the “Company”) entered into an Indemnification Agreement and a Change in Control Severance Agreement, each effective February 28, 2005, with the following:

•	Chris P. Beaver, the newly appointed Vice President of the Company and President of the Company’s Baker Oil Tools division,

•	Paul S. Butero, the newly appointed Vice President of the Company and President of the Company’s Hughes Christensen division, and

•	Martin S. Craighead, the newly appointed Vice President of the Company and President of the Company’s Baker Atlas division.

On February 28, 2005, the Company entered into an Indemnification Agreement with each of Messrs. Beaver, Butero and Craighead, which requires the Company to indemnify Messrs. Beaver, Butero and Craighead against certain liabilities that may arise by reason of their status or service as a Vice President of the Company, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy the Company chooses to maintain. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and shall be in addition to any rights Messrs. Beaver, Butero and Craighead may have under the Company’s Restated Certificate of Incorporation, Bylaws and applicable law.

The Company and Messrs. Beaver, Butero and Craighead have each entered into a Change in Control Severance Agreement effective as of February 28, 2005. The Change in Control Severance Agreement defines the benefits Messrs. Beaver, Butero and Craighead would receive in connection with certain change in control, or a potential change in control, events coupled with their loss of employment. If eligible, Messrs. Beaver, Butero and Craighead would receive certain benefits, including a lump sum payment based on three times a salary and bonus formula, continuation of health and insurance benefits for 36 months, a payment for incentive and benefit plans participation and a gross-up payment in respect of excise taxes.

The foregoing descriptions of the Indemnification Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, forms of which agreements were filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004, respectively.

Effective February 28, 2005, Mr. Trevor M. Burgess, Vice President of the Company and President of the Company’s Hughes Christensen division, left the Company.

On February 28, 2005, Mr. David H. Barr was appointed Group President, Drilling and Evaluations of the Company. He also is a Vice President of the Company. Mr. Barr previously was President of the Company’s Baker Atlas division.

On February 28, 2005, Mr. Douglas J. Wall was appointed Group President, Completions and Production of the Company. He also is a Vice President of the Company. Mr. Wall previously was President of the Company’s Baker Oil Tools division.

Messrs. Barr and Wall will each report directly to James R. Clark, President and Chief Operating Officer of the Company.

Effective February 28, 2005, Messrs. Barr and Wall each received a 16,000 share restricted stock award of Company Common Stock under Restricted Stock Award Agreements (“RSA”) pursuant to the Company’s 2002 Director & Officer Long-Term Incentive Plan. Under the RSA, restricted shares of the Company’s Common Stock are issued, with vesting occurring one-fourth on each of February 28, 2007 and 2008 and the remaining one-half on February 28, 2009, subject to the officer’s continued employment with the Company. The RSA recipient is entitled to receive dividends on and vote the restricted shares of Common Stock prior to vesting.

The foregoing description of the RSA does not purport to be complete and is qualified in its entirety by reference to the Award Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2005.

Item 7.01 Regulation FD Disclosure.

On February 28, 2005, the Company issued a news release announcing the organizational appointments effective as of February 28, 2005. A copy of the news release is being furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	News Release of Baker Hughes Incorporated dated February 28, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: March 1, 2005	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release dated February 28, 2005.